EXHIBIT 10.4(i)

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DUKE REALTY CORPORATION
2000 PERFORMANCE SHARE PLAN
(Amended and Restated as of January 30, 2008)

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DUKE REALTY CORPORATION
2000 PERFORMANCE SHARE PLAN

(Amended and Restated effective as of January 30, 2008)

ARTICLE I
INTRODUCTION

1.1.    Purpose. The 2000 Performance Share Plan of Duke Realty Corporation (the “Plan”) is designed to promote the interests of the Company and its Affiliates by encouraging their officers and key employees, upon whose judgment, initiative and industry the Company and its Affiliates are largely dependent for the successful conduct and growth of their businesses, to continue their association with the Company and its Affiliates by providing additional incentive and opportunity for unusual industry and efficiency through the payment of compensation based on the Company’s equity securities and by increasing their proprietary interest in the Company and their personal interest in its continued success and progress. The Plan provides for the awarding of Performance Shares which are based on the value of the Company’s common stock.

1.2.    Effective Date and Duration. The Effective Date of the Plan is July 24, 2000. Performance Shares may be awarded under the Plan for a period of ten (10) years commencing effective as of July 24, 2000; however, no Performance Shares shall vest until the Plan has been approved by a majority of the outstanding common shares of the Company represented at the shareholders’ meeting at which approval of the Plan is considered. No Performance Shares shall be awarded after July 23, 2010. Upon that date, the Plan shall expire except as to outstanding Performance Shares, which Performance Shares shall remain in effect until they have been paid or forfeited.

1.3.    Administration. The Plan shall be administered by the Committee. The Committee, from time to time, may adopt any rule or procedure it deems necessary or desirable for the proper and efficient administration of the Plan provided it is consistent with the terms of the Plan. The decision of a majority of the Committee members shall constitute the decision of the Committee. Subject to the provisions of the Plan, the Committee is authorized to determine (i) the Employees to be awarded Performance Shares; (ii) the number of Performance Shares to be awarded; (iii) the time or times at which Performance Shares will be awarded; (iv) the Performance Period over which Performance Shares will vest; (v) the Performance Goals which must be satisfied for the Performance Shares to vest; (vi) whether, in the case of a Covered Employee, limitations will be placed on the number and/or Fair Market Value of Performance Shares that can become vested in any year; (vii) whether a Participant may elect to defer the receipt of payments for Performance Shares or dividends on Performance Shares; (viii) whether a Participant may be required to defer the receipt of payments for Performance Shares or dividends on Performance Shares (ix) whether an Employee is a Top Hat Employee; and (x) determine other conditions and limitations, if any, applicable to each Performance Share. Each Performance Share awarded under the Plan shall be evidenced by an Award Agreement containing terms and conditions established by the Committee consistent with the provisions of the Plan, and shall indicate whether the Committee intends that any of the Performance Shares shall constitute “performance-based compensation” within the meaning of Section 162(m) of the Code. The Committee's determinations and interpretations with respect to the Plan shall be final and binding on all parties. It is intended that the Committee be comprised solely of directors who are both (a) “non-employee directors” under Rule 16(b)-3 and (b) “outside directors” as described in Section 162(m)(3)(C)(ii) of the Code. Failure of the Committee to be so comprised shall not result in the cancellation, termination or forfeiture of any Award. Any notice or document required to be given to or filed with the Committee will be properly given or filed if delivered or mailed by certified mail, postage prepaid, to the Committee at 600 East 96th Street, Suite 100, Indianapolis, Indiana 46240.

1.4.    Definitions. For purposes of the Plan, unless a different meaning is clearly required by the context:

(a)    “Affiliate” or “Affiliates” means any corporation or other entity (including, but not limited to, partnerships, limited liability companies, joint ventures and Subsidiaries) controlling, controlled by, or under common control with the Company.

(b)    “Award” means, individually or collectively, a grant under the Plan of Performance Shares.

(c)    “Award Agreement” means the written Award letter which sets forth the terms and provisions applicable to each Award.

(d)    “Board of Directors” means the board of directors of the Company.

(e)    “Change in Control of the Company” means (i) any merger, consolidation or similar transaction which involves the Company and in which persons who are the shareholders of the Company immediately prior to such transaction own, immediately after such transaction, shares of the surviving or combined entity which possess voting rights equal to or less than fifty percent (50%) of the voting rights of all shareholders of such entity, determined on a fully diluted basis; (ii) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the consolidated assets of the Company; (iii) any tender, exchange, sale or other disposition (other than disposition of the stock of the Company or any Affiliate in connection with bankruptcy, insolvency, foreclosure, receivership or other similar transactions) or purchases (other than purchases by the Company or any Company sponsored employee benefit plan, or purchases by members of the Board of Directors of the Company or any Affiliate) of shares which represent more than twenty-five percent (25%) of the voting power of the Company or any Affiliate; (iv) during any period of two (2) consecutive years, individuals who at the date of the adoption of the Plan constitute the Company's Board of Directors cease for any reason to constitute at least a majority thereof, unless the election of each director at the beginning of such period has been approved by directors representing at least a majority of the directors then in office who were directors on the date of the adoption of the Plan; or (v) a majority of the Company's Board of Directors recommends the acceptance of or accept any agreement, contract, offer or other arrangement providing for, or any series of transactions resulting in, any of the transactions described above.

(f)    “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code or regulation thereunder shall include such Section or regulation, any valid regulation promulgated under such Section, and any comparable provision of any future law, legislation or regulation amending, supplementing or superseding such Section or regulation.

(g)    “Committee” means the Executive Compensation Committee of the Board of Directors of the Company.

(h)    “Company” means Duke Realty Corporation and any successor thereto. With respect to the definition of Performance Goals, the Committee, in its sole discretion, may determine that “Company” means the Company and all of its Affiliates.

(i)    “Covered Employee” means an Employee who is a covered employee as defined in Section 162(m)(3) of the Code.

(j)    “Effective Date” means July 24, 2000.

(k)    “Employee” means all officers and key employees of the Company or any Affiliate, whether such officers or key employees are employed on the date the Plan is approved by the shareholders of the Company or become employed after such approval.

(l)    “Equity Incentive Plan” means the Duke Realty Corporation 2005 Long-Term Incentive Plan, or any subsequent equity compensation plan approved by the Company’s shareholders and designated as the Equity Incentive Plan for purposes of this Plan.

(m)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)    “Fair Market Value” means the per share closing price for the Company's common stock on the New York Stock Exchange on the date of determination.

(o)    “Funds from Operations Per Share” means, for an applicable Performance Period, funds from operations per diluted share as reported by the Company to its shareholders and stock market analysts. Funds from Operations Per Share shall be computed in accordance with guidelines established by the National Association of Real Estate Investment Trusts.

(p)    “For Cause” means (i) the willful and continued failure of a Participant to perform his required duties as an officer or employee of the Company or any Affiliate, (ii) any action by a Participant which involves willful misfeasance or gross negligence, (iii) the requirement of or direction by a federal or state regulatory agency which has jurisdiction over the Company or any Affiliate to terminate the employment of a Participant, (iv) the conviction of a Participant of the commission of any criminal offense which involves dishonesty or breach of trust, or (v) any intentional breach by a Participant of a material term, condition or covenant of any agreement between the Participant and the Company or any Affiliate.

(q)    “Grant Date” means, with respect to an Award, the effective date of the grant of the Award to the Participant under Section 3.1, regardless of whether the Award Agreement to which the Award relates is executed subsequent to such date.

(r)    “Participant” means an Employee who is designated to participate in the Plan as provided in Article II.

(s)    “Performance Goals” means, except as otherwise provided in Section 3.3.2, the goals determined by the Committee, in its sole discretion, to be applicable to a Participant with respect to an Award. The Committee shall determine, in its sole discretion, the Performance Goals applicable to each Award granted to a Participant who is not a Covered Employee. The Performance Goals may differ from Participant to Participant and from Award to Award. In the case of a Participant who is a Covered Employee, the sole Performance Goal shall be based on Funds from Operations Per Share.

(t)    “Performance Period” means the period of time during which Performance Goals must be achieved with respect to an Award, as determined by the Committee in its sole discretion.

(u)    “Performance Share” means a grant of the right under an Award Agreement to receive one Share, payment of which is contingent on the achievement of Performance Goals during a Performance Period or as otherwise specified in the Plan.

(v)    “Permanent and Total Disability” or “Permanently and Totally Disabled” means any “disability” as defined in Section 409A of the Code, without giving effect to any elective provisions that may be available under such definition.

(w)    “Plan” means the performance share plan embodied herein, as amended from time to time, known as the 2000 Performance Share Plan of Duke Realty Corporation.

(x)    “Rule 16(b)-3” means Rule 16(b)-3 promulgated under the Exchange Act, and any future rule or regulation amending, supplementing or superseding such rule.

(y)    “Specified Employee” has the meaning given such term in Section 409A of the Code and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or a committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

(z)    “Separation from Service” has the meaning given such term in Section 409A of the Code, without giving effect to any elective provisions that may be available under such definition.

(aa)    “Share” or “Shares” means the shares of authorized common stock of the Company.

(bb)    “Subsidiary” or “Subsidiaries” means a corporation, partnership or limited liability company, a majority of the outstanding voting stock, general partnership interests or membership interests, as the case may be, which is owned or controlled, directly or indirectly, by the Company or by one or more of its Affiliates. For the purposes of this definition, “voting stock” means stock having voting power for the election of directors, or trustees, as the case may be, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

(cc)    “Top Hat Employees” means Employees who are members of a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(l) of the Employee Retirement Income Security Act of 1974, as amended.

1.5    Special Rules. From and after April 30, 2006, (i) this Plan shall be operated as a subplan of the Equity Incentive Plan, (ii) Performance Shares (whenever granted) shall be settled only in Shares, and (iii) Performance Shares granted hereunder after April 30, 2006, if any, and the Shares delivered in payment of Performance Shares (whenever granted) shall be issued under the Equity Incentive Plan, subject to share availability under the Equity Incentive Plan. The terms contained in the Equity Incentive Plan are incorporated into and made a part of this Plan, and any such awards shall be governed by and construed in accordance with this Plan and the Equity Incentive Plan. In the event of any actual or alleged conflict between the provisions of the Equity Incentive Plan and the provisions of this Plan, the provisions of the Equity Incentive Plan shall be controlling and determinative, except that terms defined in Section 1.4 of this Plan shall continue to have the meanings assigned to them in this Plan rather than in the Equity Incentive Plan. From and after April 30, 2006, this Plan does not constitute a separate source of Shares for the payment of Performance Shares described herein.

ARTICLE II
ELIGIBILITY AND PARTICIPATION

2.1.    Participation in the Plan is limited to those officers and key employees of the Company or of any of its Affiliates who, from time to time, shall be designated by the Committee. Committee members shall not be eligible to receive Awards of Performance Shares under the Plan while serving as Committee members. A designated Employee shall become a Participant as of the later of the Effective Date or the date specified by the Committee. Only Top Hat Employees shall be eligible to defer the payment of their Performance Shares under Section 3.10.

ARTICLE III
PERFORMANCE SHARES

3.1.    Performance Shares Covered by the Plan and Grant of Performance Shares. Subject to the provisions of this Section 3.1, the maximum (i) Fair Market Value (determined as of the Grant Date) of Performance Shares to be made the subject of Awards in any calendar year shall not exceed five million dollars ($5,000,000) in the aggregate and shall not exceed five hundred thousand dollars ($500,000) in the case of any single Participant; and (ii) number of Shares to be issued upon payment of all Awards under the Plan shall not exceed one million (1,000,000) Shares. Performance Shares covered by an Award that are forfeited may be made the subject of further Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may make Awards of Performance Shares in such amounts and under such terms and conditions as the Committee, in its sole discretion, shall determine.

3.2.    Value of Performance Shares. Each one (1) Performance Share shall, at all times, have a value equal to the Fair Market Value of one (1) Share.

3.3.    Performance Goals, Performance Periods and Other Terms. Each Award of Performance Shares shall be evidenced by an Award Agreement that specifies the number of Performance Shares, the Performance Period, the Performance Goals, and such other terms and conditions as the Committee, in its sole discretion, shall determine.

3.3.1.    General Performance Goals. The Committee may establish Performance Goals based upon the achievement of Company-wide, Affiliate-based, Subsidiary-based, divisional, individual Participant, or other Performance Goals determined by the Committee in its sole discretion.

3.3.2.    Section 162 (m) Performance Goals. Notwithstanding any other provision of the Plan to the contrary, for purposes of qualifying Awards to Covered Employees as “performance-based compensation” under Section 162(m) of the Code, the Committee shall establish the specific targets under the Performance Goals applicable to the Performance Shares. The business criteria for Performance Goals under this Section 3.3.2 shall be Funds from Operations Per Share. In granting Performance Shares to Covered Employees which are intended to qualify under Section 162(m), the Committee may follow any procedures determined by it from time to time to be necessary or appropriate in its sole discretion to ensure qualification of the Performance Shares under Section 162(m) of the Code. If the manner in which Funds from Operations Per Share is computed by the Company is changed as a result of a directive from the National Association of Real Estate Investment Trusts or the Securities and Exchange Commission after the date on which the Performance Goals for a Performance Period is established by the Committee, then the determination of whether the Performance Goals have been achieved for such Performance Period shall be based on the computation of Funds from Operations per Share using the methodology in effect on the date the Performance Goals were established.

3.4.    Vesting of Performance Shares. Performance Shares shall be eligible to become vested and paid to a Participant (unless payment is effectively deferred under Section 3.10) in accordance with the vesting schedule established by the Committee in the Award Agreement to which the Performance Shares relate. Performance Shares shall not be paid until the Committee certifies, by resolution or otherwise in writing, that the Performance Goals associated with the Performance Shares have been satisfied. Except in the case of Performance Goals applicable to Performance Shares awarded to Covered Employees which are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee may, in its sole discretion, amend such schedule in a manner which causes Performance Shares previously awarded to vest under a more rapid schedule. Without the consent of the Participant, the Committee shall not amend such schedule to provide for the slower vesting of any Performance Shares. Except in the case of Performance Goals applicable to Performance Shares awarded to Covered Employees which are intended to qualify as “performance-based compensation” under Section 162(m) of the Code, after the Award of a Performance Share, the Committee, in its sole discretion, may reduce or waive any Performance Goals or related business criteria applicable to such Performance Shares.

3.5.    Termination of Employment. Unless otherwise provided in an Award Agreement or determined by the Committee in its sole discretion, in the event of a Participant’s termination of employment due to death, Permanent and Total Disability or retirement on or after attaining age 55, all Performance Shares which have not become vested shall not be forfeited solely on account of such termination. Rather, the Performance Period shall be deemed to continue with respect to the Participant and may, if the applicable Performance Goals are satisfied during such Performance Period, become vested in accordance with the terms and conditions of the applicable Award Agreement. Unless otherwise provided in the Award Agreement or determined by the Committee in its sole discretion, in the event of a Participant’s termination of employment for any other reason, all unvested Performance Shares shall be forfeited effective as of the date on which the Participant’s employment is terminated and thereafter shall be available for the grant of new Awards.

3.6.    Cancellation of Performance Shares. On the date set forth in the applicable Award Agreement, all Performance Shares which have not become vested shall be forfeited and thereafter shall be available for the grant of new Awards under the Plan.

3.7.    Vesting on Change in Control. Notwithstanding the provisions of Sections 3.4, 3.5 and 3.6, in the event of a Change in Control of the Company, any Performance Shares which have not otherwise become vested shall be fully vested and nonforfeitable.

3.8    Dividends.

(a)    Unless otherwise determined by the Committee, a Participant shall be entitled to receive dividends on his or her Performance Shares, whether or not such Performance Shares have become vested, in an amount equal to the dividends which are declared and paid on the Shares. Dividends on Performance Shares shall be paid in cash except as otherwise provided in Subsection (b) below. Dividends payable in cash and not deferred as provided in Subsection (b) below will be paid or distributed to the Participant no later than the end of the calendar year in which the dividends are paid to shareholders or, if later, the 15th day of the third month following the date the dividends are paid to shareholders.

(b)    Unless otherwise determined by the Committee, a Participant who is a Top Hat Employee may elect under Section 3.10 to defer any dividends paid on Performance Shares. Such deferrals shall be in the form of additional Performance Shares. Any deferral pursuant to this Section 3.8 shall be subject to such additional rules and procedures as may be determined by the Committee in its sole discretion. The number of additional Performance Shares issued for dividends under this Section shall be determined by dividing the amount of the cash dividend which would otherwise be payable by the Fair Market Value of one Share of the Company on the date on which the cash dividend is paid to shareholders. All whole or fractional Performance Shares received in lieu of cash dividends shall be fully vested and nonforfeitable on the date on which they are credited to the Participant, and shall be paid out at the same time as the “host” Performance Shares with respect to which the cash dividends were payable.

3.9.    Form and Timing of Payment of Performance Shares. Subject to Section 3.14 hereof, payment of vested Performance Shares shall be made in Shares within 60 days after the first to occur of the Participant’s death, Permanent or Total Disability or Separation from Service or a Change in Control of the Company, unless the Participant is required to or has effectively elected to defer payment of the Award as provided in Section 3.10, in which case the Performance Shares shall be paid in Shares as determined under the applicable Award Agreement or election statement.

3.10.    Deferrals. The Committee may, in its sole discretion, require a Participant to defer (or permit a Participant who is a Top Hat Employee to elect to defer) the receipt of all or any percentage of the amounts that would otherwise be payable hereunder. Such deferrals shall be made under and pursuant to the terms and conditions of the Executives’ Deferred Compensation Plan of Duke Realty Services Limited Partnership (“Deferred Plan”) or any successor plan. Any such deferral election must be made prior to December 31 of the year immediately preceding the calendar year in which the amounts may be earned and only if at the time of the deferral election the amount to be earned is substantially unknown. All amounts deferred under the Deferred Plan shall be payable at such times and in such forms as specified therein. Any deferral under this Section 3.10 shall be subject to such additional rules and procedures as may be determined by the Committee in its sole discretion to ensure compliance with or exemption from Code Section 409A.

3.11.    Acceleration of Payment on Change in Control. All Performance Shares outstanding under this Plan as of the date of a Change in Control of the Company shall vest in full and, subject to Section 3.14, shall be settled in Shares within 60 days after the Change in Control.

3.12.    Withholding of Taxes. Each Participant shall be solely responsible for, and the Company may withhold from any cash or shares payable from the Plan (or from the Deferred Plan attributable to amounts deferred hereunder), all legally required federal, state, city and local taxes.

3.13.    Voting Rights. Performance Shares do not entitle the Participant to any voting or other rights accorded a shareholder of the Company.

3.14    Special Provisions Related to Section 409A of the Code.

(a)    Notwithstanding anything in the Plan or in any Award Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under the Plan or any Award Agreement by reason of the occurrence of a Change in Control, or the Participant’s disability or termination of employment, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the circumstances giving rise to such Change in Control, disability or termination of employment meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Award. If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the next earliest payment or distribution date or event specified in the Award Agreement that is permissible under Section 409A.

(b)    Notwithstanding anything in the Plan or in any Award Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under this Plan or any Award Agreement by reason of a Participant’s Separation from Service during a period in which the Participant is a Specified Employee, then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i) if the payment or distribution is payable in a lump sum, the Participant’s right to receive payment or distribution of such non-exempt deferred compensation will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s Separation from Service; and

(ii) if the payment or distribution is payable over time, the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s Separation from Service will be accumulated and the Participant’s right to receive payment or distribution of such accumulated amount will be delayed until the earlier of the Participant’s death or the first day of the seventh month following the Participant’s Separation from Service, whereupon the accumulated amount will be paid or distributed to the Participant and the normal payment or distribution schedule for any remaining payments or distributions will resume.

ARTICLE IV
PLAN ADMINISTRATION AND INTERPRETATION

4.1.    Amendment and Termination. The Board of Directors or the Committee may, at any time, without the approval of the shareholders of the Company (except as otherwise required by applicable law, rule or regulations, or listing requirements of any National Securities Exchange on which are listed any of the Company’s equity securities, including without limitation any shareholder approval requirement of Rule 16b-3 or any successor safe harbor rule promulgated under the Exchange Act), alter, amend, modify, suspend or discontinue the Plan, but may not, without the consent of the holder of an Award, make any alteration which would adversely affect an Award previously granted under the Plan or, without the approval of the shareholders of the Company, make any alteration which would: (a) increase the aggregate value of Performance Shares subject to Awards under the Plan or the maximum number of Shares that may be issued under the Plan, except as provided in Section 4.2; (b) permit any Committee member to become eligible to receive Awards under the Plan; (c) withdraw administration of the Plan from the Committee or the Board of Directors; (d) extend the term of the Plan; or (e) change the class of individuals eligible to receive awards of Performance Shares. The Board of Directors may not, without shareholder approval, alter or amend the Plan to base the Performance Goals of a Participant who is a Covered Employee on financial performance criteria other than Funds from Operations Per Share.

4.2.    Changes in Stock.

(a)    Substitution of Shares and Performance Shares and Assumption of Plan. In the event of any change in the common stock of the Company through stock dividends, split-ups, recapitalizations, reclassifications, conversions, or otherwise or in the event that other stock shall be converted into or substituted for the present common stock of the Company as the result of any merger, consolidation, reorganization or similar transaction which results in a Change in Control of the Company, then the Committee shall make appropriate adjustment or substitution in the number of Performance Shares covered under any Awards granted or to be granted under the Plan and in the number of Shares to be issued under the Plan. The Committee's determination in this respect shall be final and conclusive. Provided, however, that the Company shall not, and shall not permit any of its Affiliates to, recommend, facilitate or agree or consent to a transaction or series of transactions which would result in a Change of Control of the Company unless and until the person or persons or the entity or entities acquiring or succeeding to the assets or capital stock of the Company or any of its Affiliates as a result of such transaction or transactions agrees to be bound by the terms of the Plan insofar as it pertains to Awards theretofore granted but unvested and agrees to assume and perform the obligations of the Company hereunder.

(b)    Conversion of Performance Shares. In the event of a Change in Control of the Company pursuant to which another person or entity acquires control of the Company (such other person or entity being the “Successor”), the kind of shares of common stock which are subject to the Plan and to each outstanding Award, shall, automatically by virtue of such Change in Control of the Company, be based upon shares of common stock, or such other class of securities having rights and preferences no less favorable than common stock of the Successor, and the number of Performance Shares shall be correspondingly adjusted, so that, by virtue of such Change in Control of the Company, each Participant shall have the right to receive that number of Performance Shares or common stock of the Successor which have an aggregate Fair Market Value equal, as of the date of such Change in Control of the Company, to the aggregate Fair Market Value, as of the date of such Change in Control, of the Performance Shares or common stock theretofore subject to his Award.

4.3.    Information to be Furnished by Participants. Participants, or any other persons entitled to benefits under the Plan, must furnish to the Committee such documents, evidence, data or other information as the Committee considers necessary or desirable for the purpose of administering the Plan. The benefits under the Plan for each Participant and each other person who is entitled to benefits hereunder, are to be provided on the condition that he furnish full, true and complete data, evidence or other information, and that he will promptly sign any document reasonably related to the administration of the Plan requested by the Committee.

4.4.    Employment Rights. Neither the Plan nor any Award Agreement issued under the Plan shall constitute a contract of employment and participation in the Plan does not give a Participant the right to be rehired or retained in the employ of the Company, nor does participation in the Plan give any Participant any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

4.5.    Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person relying thereon considers pertinent and reliable, and signed, made or presented by the proper party or parties.

4.6.    Gender and Number. Where the context permits, words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

4.7.    Action by Company. Any action required of or permitted by the Company under the Plan shall be by resolution of the Board of Directors, the Committee or by a person or persons authorized by resolution of the Board of Directors or the Committee.

4.8.    Controlling Laws. Except to the extent superseded by laws of the United States, the laws of Indiana, without regard to the choice of law principles thereof, shall be controlling in all matters relating to the Plan.

4.9.    Mistake of Fact. Any mistake of fact or misstatement of fact shall be corrected when it becomes known and proper adjustment made by reason thereof.

4.10.    Severability. In the event any provisions of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and endorsed as if such illegal or invalid provisions had never been contained in the Plan.

4.11.    Effect of Headings. The descriptive headings of the sections of the Plan are inserted for convenience of reference and identification only and do not constitute a part of the Plan for purposes of interpretation.

4.12.    Nontransferability. No Performance Shares shall be transferable, except by the Participant’s will or the laws of descent and distribution. During the Participant’s lifetime, the value of his Performance Shares shall be payable only to him. The Performance Shares and any rights and privileges pertaining thereto, shall not be transferred, assigned, pledged or hypothecated by the Participant in any way, whether by operation of law or otherwise and shall not be subject to execution, attachment or similar process.

4.13.    Liability. No member of the Board of Directors or the Committee or any officer or employee of the Company or its Affiliates shall be personally liable for any action, omission or determination made in good faith in connection with the Plan. By participating in the Plan, each Participant agrees to release and hold harmless the Company, the Board of Directors, the Committee and all officers and employees of the Company and its Affiliates from and against any tax liability, including without limitation interest and penalties, incurred by the Participant in connection with his participation in the Plan.

4.14.    Funding. Benefits payable under the Plan to any person will be paid by the Company from its general assets. Neither the Company nor any of its Affiliates shall be required to segregate on their books or otherwise establish any funding procedure for any amount to be used for payment of benefits under the Plan. The Company or any of its Affiliates may, however, in their sole discretion, set funds aside in investments to meet any anticipated obligations under the Plan. Any such action or set-asides shall not be deemed to create a trust of any kind between the Company or any of its Affiliates and any Participant or other person entitled to benefits under the Plan or to constitute the funding of any Plan benefits. Consequently, any person entitled to a payment under the Plan will have no rights greater than the rights of any other unsecured general creditor of the Company or its Affiliates.

DATED: January 31, 2001, and Amended and Restated Effective as of January 30, 2008

DUKE REALTY CORPORATION

By: /s/ Dennis D. Oklak
Dennis D. Oklak, Chairman of the Board and Chief Executive Officer